Exhibit (14)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated October 23, 2024, with respect to the financial statements of BNY Mellon Corporate Bond Fund, BNY Mellon Intermediate Bond Fund, BNY Mellon National Short-Term Municipal Fund, BNY Mellon National Intermediate Municipal Bond Fund, and BNY Mellon Municipal Opportunities Fund, each a series of the BNY Mellon Funds Trust, as of August 31, 2024, incorporated herein by reference and to the references to our firm under the headings “Fund Details- Independent Registered Public Accounting Firm” and “Financial Statements and Experts” in the Prospectus/Proxy Statement.

New York, New York
September 16, 2025